CONSENT OF PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of (i) our report dated May 9, 2012 on the statements of assets and liabilities of Atlas Futures Fund, Limited Partnership (a Delaware limited partnership), including the condensed schedules of investments, as of December 31, 2011 and 2010, and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2011; (ii) our report dated August 7, 2012 on the statements of assets and liabilities of Atlas Futures Fund, Limited Partnership, including the condensed schedule of investments, as of June 30, 2012, and the related statements of operations for the three and six months ended June 30, 2012 and 2011, and the statements of changes in net assets and cash flows for the six months ended June 30, 2012 and 2011; and, (iii) our report dated March 12, 2012 on the balance sheets of Ashley Capital Management, Inc. (a Delaware corporation) as of December 31, 2011 and 2010, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2011.

Patke & Associates, Ltd.

Date:  August 15, 2012

Lincolnshire, Illinois